UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☑  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

TEMPLE-INLAND INC. (Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑    No fee required.

☐    Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously with preliminary materials.

 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by Temple-Inland, Inc.

Pursuant to Rule 14a-6(b)

of the Securities Exchange Act of 1934

Commission File No.: 001-08634

The following communication was sent to Temple-Inland employees on November 10, 2011:

[Temple-Inland Letterhead]

November 10, 2011

Dear Temple-Inland Employee,

With the expected merger of Temple-Inland and International Paper progressing, I wanted to share with you some information I have received from International Paper about their plans for providing employee benefits to Temple-Inland salaried, non-union employees after the closing date (“Day 1”) of the transaction.

International Paper appreciates that there is a great deal of material you will need as part of joining a new company and understands that you will have many questions. As International Paper has communicated to me, its goal is to get you the most important information first and to continue to communicate openly and honestly with you as you move through Day 1 and transition to the International Paper team.

Enclosed, you will find an initial overview of proposed benefits International Paper will provide to Temple-Inland employees on Day 1, once Temple-Inland becomes a part of International Paper. By Day 1, it is also International Paper’s intent that each Temple-Inland employee will have a basic understanding of reporting relationships and the overall organization of the new company.

Both Temple-Inland and International Paper intend to make the transition as smooth and easy as possible for all employees and their families. I will share additional information about the transition process with you as it is available.  In the meantime, thank you for your continuing hard work and commitment to being the best.

Sincerely,

J. Bradley Johnston
Chief Administrative Officer

Initial Overview of Proposed Benefits for Temple-Inland Salaried, Non-Represented Employees1
____________________________________________________

➢      Base Salary: International Paper is committed to providing substantially comparable base salaries through 12/31/2012.  In the event you transfer to a current International Paper location, however, you will transition to International Paper’s compensation and benefit plans at that time.

➢      Pension Plan Participation:  If you are actively participating in the Temple-Inland pension plan, you will continue to participate through 12/31/2012. As of 01/01/2013, your continued participation will be determined by your Temple-Inland hire date.

➢      Health and Welfare Benefits: Your health and welfare benefits, including medical, dental, long-term and short-term disability, will remain unchanged through 12/31/2012. As of 01/01/2013, you will transition to International Paper’s health and welfare benefits.

➢      Savings Plan: Your participation in the Savings Plan will remain unchanged through 12/31/2012. As of 01/01/2013, you will transition to the International Paper Savings Plan.

➢      Severance Policy:  International Paper will maintain the Temple-Inland severance plans in effect at the time the transaction closes (Closing Date) for 18 months following the Closing Date.  After 18 months from the close date, you will transition to the International Paper Salaried Employee Severance Plan.

➢      Vacation:   International Paper will maintain the Temple-Inland vacation policy through 12/31/2012. As of 01/01/2013, you will transition to International Paper Vacation Policy.

Additional Information and Where to Find It

On November 7, 2011, Temple-Inland filed with the SEC a definitive proxy statement in connection with the proposed transaction with IP (which we refer to, as it may be amended from time to time, as the proxy statement”). The proxy statement has been mailed to the stockholders of Temple-Inland and contains important information about the proposed transaction and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials, and any other documents filed by Temple-Inland with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders can obtain free copies of the proxy statement from Temple-Inland by contacting Investor Relations by mail at Attention: Investor Relations, 1300 S. MoPac Expressway, 3rd Floor, Austin, TX 78746.

1 This is intended to be a high level communication regarding proposed benefit structures.  International Paper reserves the right to modify or terminate the plans or programs described in this overview at any time. This summary may not be relied on by employees under ERISA or enforced by employees against International Paper. This summary has no force or effect in the event the transaction between International Paper and Temple-Inland is not consummated.

Participants in the Solicitation

Temple-Inland and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Temple-Inland stockholders in connection with the proposed transaction.  Information about Temple-Inland’s directors and executive officers is set forth in the proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2011, and its Annual Report on Form 10-K for the year ended January 1, 2011, which was filed with the SEC on February 22, 2011. The proxy statement is available free of charge at the SEC’s website at www.sec.gov, and by mail at Attention: Investor Relations, 1300 S. MoPac Expressway, 3rd Floor, Austin, TX 78746, or by going to Temple-Inland’s Investor Relations page on its corporate website at www.templeinland.com.